Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Second Quarter 2016 Financial Results

Columbia, MD. July 28, 2016. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended June 30, 2016.
Overview:

•	Revenue of $125.5 million for second quarter of 2016 compared to $125.7 million for second quarter of 2015

•
Gross profit of $20.3 million, or 16.2% of revenue, for second quarter of 2016 (which includes $0.5 million of severance costs) compared to $20.1 million, or 16.0% of revenue, for second quarter of 2015

•	Diluted earnings per share of $0.29 for second quarter of 2016 compared to $0.27 per share for second quarter of 2015

•	Cash flow from operations of $10.0 million for first half of 2016 compared to $3.1 million for first half of 2015

While the Company's reported revenue was flat in the second quarter of 2016 compared to the second quarter of 2015, it achieved 9% revenue growth in its Sandy Training & Marketing segment and 4% revenue growth in its Learning Solutions segment during the second quarter due to an increase in training services with new and existing customers. The growth in those segments was offset by a continued downturn in the Professional & Technical Services segment and a $1.9 million decline in U.S. dollar reported revenue due to changes in foreign currency exchange rates.

Operating income increased to $8.2 million for the second quarter of 2016 from $8.0 million for the second quarter of 2015. Operating income for the second quarter of 2016 included $0.5 million, or $0.02 per share, of severance costs related to continued cost cutting measures. Income before income taxes was $8.0 million for the second quarter of 2016 compared to $7.4 million for the second quarter of 2015. Net income was $4.9 million, or $0.29 per share, for the second quarter of 2016 compared to $4.7 million, or $0.27 per share, for the second quarter of 2015.

"The second quarter of 2016 showed improved operating results compared to last year, despite the continued softness in the Professional & Technical Services segment," stated Scott N. Greenberg, Chief Executive Officer. "Increased gross profit in the Learning Solutions segment, combined with both revenue and gross profit increases in the Sandy Training & Marketing segment, were the highlights of the quarter. In addition, we are seeing more opportunities being generated from our global initiatives. We have also resumed our acquisition strategy and are currently evaluating  several opportunities. The continued development of our global platform positions GP Strategies as a leader in the global training and performance improvement industry.”

Balance Sheet and Cash Flow Highlights
As of June 30, 2016, the Company had cash and cash equivalents of $14.9 million compared to $21.0 million as of December 31, 2015. The Company had $17.8 million of long-term debt outstanding as of June 30, 2016. In addition, the Company had $42.5 million of short-term borrowings outstanding and $20.0 million of available borrowings under its line of credit as of June 30, 2016.

Cash provided by operating activities was $10.0 million for the six months ended June 30, 2016 compared to $3.1 million for the same period in 2015. During the six months ended June 30, 2016 and 2015, the Company repurchased approximately 340,000 and 33,000 shares, respectively, of its common stock in the open market for a total cost of approximately $8.0 million and $1.1 million, respectively. As of June 30, 2016, there was approximately $6.1 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. EDT on July 28, 2016. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-771-6759 or 212-231-2931, using conference ID number 21815530. A telephone replay of the call will also be available beginning at 12:00 p.m. on July 28th, until 12:00 p.m. on August 11th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21815530. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes that EBITDA is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of EBITDA to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2016	2015	2016	2015

Revenue	$125,542	$125,665	$241,298	$240,918
Cost of revenue	105,198	105,589	203,027	201,707
Gross profit	20,344	20,076	38,271	39,211
Selling, general and administrative expenses	12,279	12,007	24,249	23,606
Gain (loss) on change in fair value of contingent consideration, net	88	(55)	(71)	(258)
Operating income	8,153	8,014	13,951	15,347
Interest expense	359	306	604	671
Other income (expense)	175	(310)	629	(535)
Income before income tax expense	7,969	7,398	13,976	14,141
Income tax expense	3,056	2,684	5,263	5,320
Net income	$4,913	$4,714	$8,713	$8,821

Basic weighted average shares outstanding	16,677	17,178	16,718	17,169
Diluted weighted average shares outstanding	16,768	17,354	16,799	17,334
Per common share data:
Basic earnings per share	$0.29	$0.27	$0.52	$0.51
Diluted earnings per share	$0.29	$0.27	$0.52	$0.51

Other data:
EBITDA(1)	$10,038	$9,688	$18,055	$18,864

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2016	2015	2016	2015
Revenue by segment:
Learning Solutions	$52,706	$50,755	$102,612	$102,584
Professional & Technical Services	26,024	30,066	51,853	59,963
Sandy Training & Marketing	27,374	25,199	49,198	39,928
Performance Readiness Solutions	19,438	19,645	37,635	38,443
Total revenue	$125,542	$125,665	$241,298	$240,918

Gross profit by segment:
Learning Solutions	$9,572	$8,387	$19,276	$16,734
Professional & Technical Services	4,106	5,829	7,990	12,242
Sandy Training & Marketing	3,830	3,427	6,281	5,403
Performance Readiness Solutions	2,836	2,433	4,724	4,832
Total gross profit	$20,344	$20,076	$38,271	$39,211

Supplemental Cash Flow Information:
Net cash provided by operating activities	$1,419	$3,197	$9,982	3,125
Capital expenditures	(347)	(600)	(922)	(1,350)
Free cash flow	$1,072	$2,597	$9,060	1,775

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (2)
(In thousands)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2016	2015	2016	2015
Net income	$4,913	$4,714	$8,713	$8,821
Interest expense	359	306	604	671
Income tax expense	3,056	2,684	5,263	5,320
Depreciation and amortization	1,710	1,984	3,475	4,052
EBITDA	$10,038	$9,688	$18,055	$18,864

(2)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2016	2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$14,860	$21,030
Accounts and other receivables	88,803	90,912
Costs and estimated earnings in excess of billings on uncompleted contracts	45,621	46,061
Prepaid expenses and other current assets	10,163	9,173
Total current assets	159,447	167,176
Property, plant and equipment, net	5,401	6,245
Goodwill and other intangible assets, net	128,109	128,196
Other assets	2,913	733
Total assets	$295,870	$302,350

Current liabilities:
Short-term borrowings	$42,482	$34,084
Current portion of long-term debt	13,333	13,333
Accounts payable and accrued expenses	55,444	61,071
Billings in excess of costs and estimated earnings on uncompleted contracts	15,901	18,366
Total current liabilities	127,160	126,854
Long-term debt	4,444	11,111
Other noncurrent liabilities	6,368	6,041
Total liabilities	137,972	144,006
Total stockholders’ equity	157,898	158,344
Total liabilities and stockholders’ equity	$295,870	$302,350

© 2016 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925